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                                                                    EXHIBIT 99.1

                          PHOENIX FOOTWEAR GROUP, INC.

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                      PHOENIX FOOTWEAR GROUP, INC. APPOINTS
                             RICHARD E. WHITE AS CEO

CARLSBAD, CALIFORNIA, June 15, 2004 - Phoenix Footwear Group, Inc. (AMEX: PXG) announced today that Richard E. White has been appointed Chief Executive Officer of Phoenix Footwear. Mr. White has been a member of Company's Board of Directors since May 2004. James Riedman, formerly Chairman and CEO, will retain the title of Chairman, and will continue to play an active role in the strategic development and operation of the Company.

Richard E. White has 18 years of product marketing and brand management experience in the marketing and footwear industry. Mr. White was a consultant to trade associations and sports organizations from 2002 to June 2004 and from 1999 to 2002 served as the President and CEO of Reed Exhibitions, North America (RX), the largest business-to-business event organizing company in North America. During Mr. White's stewardship, Reed Exhibitions was the first on the "Trade Show Week 200" list of top domestic show organizers for three consecutive years. Prior to serving at Reed Exhibitions, Mr. White was General Manager of Subsidiary Brands at Nike from 1997 to 1999, where he managed Bauer Nike Hockey, Cole-Haan and Nike Team Sports. He directed the Cole-Haan strategic repositioning and assembled its current management team, leading to innovations such as incorporation of Nike Air cushioning technology into Cole-Haan footwear and a revitalized design approach. Mr. White has also held product-marketing positions at Strategic Merchandising Associates, Major League Baseball and MLB Properties (MLBP), and was President and CEO of MLBP for 7 years.

ABOUT PHOENIX FOOTWEAR GROUP, INC.

Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, designs, develops and markets men's and women's footwear and apparel. The Company's premium brands include the Trotters(R), SoftWalk(R), H.S. Trask(R), and Ducks Unlimited(R) footwear lines and the Royal Robbins(R) and Audubon(R) apparel lines. The Company was ranked by Footwear News as the fastest growing footwear firm during the three-year period of 1999 to year-end 2001, and the 10th most profitable for 2002 based on net margins. Phoenix Footwear Group, Inc. is traded on the American Stock Exchange under the symbol PXG.

FORWARD-LOOKING STATEMENTS:

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These forward looking statements include, but are not limited to, statements regarding the plans and objectives of management for future operations. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, those set forth in Phoenix Footwear's Annual Report on Form 10-K for the fiscal year ended Dec. 27, 2003 filed with the Securities and Exchange Commission (the "SEC"), which is available at the SEC's website at www.sec.gov. All forward-looking statements included in this press release are based on our current expectations and projections about future events, based on information available at
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the time of the release, and Phoenix Footwear assumes no obligation to update any forward-looking statement.

CONTACTS:

Kenneth Wolf                                        Todd St.Onge
Chief Financial Officer                             Brainerd Communicators, Inc.
Phoenix Footwear Group, Inc.                        (212) 986-6667
(760) 602-9688